EXHIBIT 15

December 12, 2018

Ross Stores, Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Ross Stores, Inc. and subsidiaries for the periods ended November 3, 2018, and October 28, 2017, as indicated in our report dated December 12, 2018; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 3, 2018, is incorporated by reference in Registration Statements No. 33-61373, No. 333-06119, No. 333-34988, No. 333-51478, No. 333-56831, No. 333-115836, No. 333-151116, 333-210465, and 333-218052 on Form S-8, and No. 333-198738 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/Deloitte & Touche LLP
San Francisco, California